LM INSTITUTIONAL FUND ADVISORS II, INC.

                        MULTIPLE CLASS (RULE 18F-3) PLAN
                                 March 27, 1998

         This Plan is adopted by LM Institutional Fund Advisors II, Inc. (the "Company") pursuant to Rule 18f-3 under the Investment Company Act of 1940, as amended (the "Act"), in order to document the separate arrangements and expense allocations of each of the classes of shares (the "Classes") of the constituent Portfolios of the Company specified on Schedule A attached hereto (the "Multiclass Portfolios").

         SECTION 1.  CLASS DESIGNATIONS

         The types of Classes are the "Institutional Class" and the "Financial Intermediary Class."

         Each Class has a different arrangement for shareholder services or distribution or both, as follows:

         (a) Institutional Class Shares -- are offered with no sales charges or distribution expenses.

         (b) Financial Intermediary Class Shares -- are offered with no sales charges, but are subject to expenses incurred under a distribution plan adopted in accordance with Rule 12b-1 under the Act ("Distribution Plan").

         SECTION 2.  VOTING

         Each Class shall have the voting rights set out in the Articles of Incorporation and By-Laws of the Company, as they may be amended from time to time. The Financial Intermediary Class shares shall have the right to vote with respect to the Distribution Plan applicable to that Class.

         SECTION 3.  ALLOCATION OF EXPENSES BETWEEN CLASSES

         (a) Distribution Expenses. All expenses incurred under a Class's Distribution Plan shall be allocated to that Class.

         (b) Other Class Expenses. All other expenses, to the extent they are determined by the Directors, or by the Company's investment manager or investment advisers, to have been incurred by or in respect of one but not both Classes of a Multiclass Portfolio or otherwise unequally as between such Classes, shall be allocated as between the Classes in any manner, consistent with Rule 18f-3, that the Directors may in their discretion consider fair and equitable. In light of the foregoing, the Directors have currently determined that the expenses


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as set forth in Schedule B attached hereto shall be allocated to the
Institutional Class or the Financial Intermediary Class as shown on Schedule B. Schedule B may be modified from time to time by the Directors and such modification shall not constitute an amendment to this Plan which must be submitted to the shareholders of either Class.

         SECTION 4.  OTHER ALLOCATIONS AND WAIVERS/REIMBURSEMENTS

         (a) Expenses Applicable to More than One Portfolio. Expenses incurred by the Company on behalf of a Portfolio, including any Multiclass Portfolio, shall be allocated to that Portfolio, and expenses incurred by the Company on behalf of more than one Portfolio shall be allocated among the Portfolios that incurred the expenses based on the net asset values of the several Portfolios in relation to the aggregate net asset value of all Portfolios to which the expense relates, or on such other basis as the Directors may in their discretion consider fair and equitable.

         (b) Other Allocations. Income, realized and unrealized capital gains and losses, and expenses other than expenses allocated pursuant to Section 3 shall be allocated to each Class on the basis of the net asset value of that Class in relation to the net asset value of the Multiclass Portfolio, or on such other basis, consistent with Rule 18f-3, as the Directors may in their discretion consider fair and equitable.

         (c) Waivers and Reimbursements. Nothing in this Plan shall be construed as limiting the ability of any person to waive any fee paid by a Portfolio or Class to that person or to reimburse any or all expenses of a Portfolio or Class.

         SECTION 5.  EXCHANGES

         Shareholders of a Class may, as and to the extent permitted by the prospectus of the Portfolios in question, exchange their shares for shares of the same Class of any other Portfolio in accordance with Section 11(a) of the Act and the rules thereunder. For these purposes, the term "Portfolio" includes any series of LM Institutional Fund Advisors I, Inc.


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                                   SCHEDULE A

       CONSTITUENT PORTFOLIOS OF LM INSTITUTIONAL FUND ADVISORS II, INC.
                      TO WHICH THE MULTICLASS PLAN APPLIES

                                   Portfolio

               Legg Mason Fund Adviser Large Cap Value Portfolio
                Legg Mason Fund Adviser Mid Cap Value Portfolio

                      Brandywine Small Cap Value Portfolio
                    Batterymarch Emerging Markets Portfolio

                  Batterymarch International Equity Portfolio
            Legg Mason Fund Adviser/Western Asset Balanced Portfolio

                 Legg Mason Fund Adviser Total Return Portfolio




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                         SCHEDULE B TO MULTICLASS PLAN
                          ALLOCATION OF CLASS EXPENSES

INSTITUTIONAL CLASS SHARES

         1. Printing and postage expenses related to preparing and distributing material such as shareholder reports, prospectuses and proxy materials to current holders of Institutional Class Shares;

         2. Registration fees (other than State registration fees imposed on a company or Portfolio-wide basis and Securities and Exchange Commission registration fees) for Institutional Class Shares;

         3. Litigation or other legal expenses relating solely to Institutional Class Shares;

         4. Transfer agency fees.

         5. Directors' fees incurred as a result of issues relating solely to Institutional Class Shares; and

         6. The expense of holding meetings solely for holders of Institutional Class Shares.

FINANCIAL INTERMEDIARY CLASS SHARES

         1. Printing and postage expenses related to preparing and distributing material such as shareholder reports, prospectuses and proxy materials to current holders of Financial Intermediary Class Shares;

         2. Registration fees (other than State registration fees imposed on a company or Portfolio-wide basis and Securities and Exchange Commission registration fees) for Financial Intermediary Class Shares;

         3. Litigation or other legal expenses relating solely to Financial Intermediary Class Shares;

         4.  Transfer agency fees;

         5. Directors' fees incurred as a result of issues relating solely to Financial Intermediary Class Shares; and

         6. The expense of holding meetings solely for holders of Financial Intermediary Class Shares.